Exhibit 2.1


          AMENDED AND RESTATED COMMON STOCK AND WARRANT AGREEMENT


         This AMENDED AND RESTATED COMMON STOCK AND WARRANT AGREEMENT (this "AGREEMENT") made and entered into as of March 30, 2000, and amended and restated as of May 24, 2000, by and between Neoforma.com, Inc., a Delaware corporation ("PARENT"), and VHA Inc., a Delaware corporation ("VHA").

                                  RECITALS

         WHEREAS, Parent, Novation, LLC, a Delaware limited liability company ("NOVATION"), VHA, University HealthSystem Consortium, an Illinois corporation ("UHC"), and Healthcare Purchasing Partners International, LLC, a Delaware limited liability company ("HPPI") have entered into that certain Outsourcing and Operating Agreement, dated as of March 30, 2000, and amended and restated as of the date of the amendment and restatement of this Agreement (the "OUTSOURCING AGREEMENT"). Capitalized terms in this Agreement which are not otherwise defined in this Agreement shall have the meanings assigned to them in the Outsourcing Agreement.

         WHEREAS, the actions to be undertaken by VHA and UHC pursuant to the Outsourcing Agreement (including, without limitation, the agreement to promote and market the Exchange among Members, to develop new initiatives targeted toward increasing Members' participation on the Exchange, to promote use of the asset management and recovery services and related activities of Neoforma Auction and Neoforma Plan, and to not directly or indirectly develop, promote, contract for the development of, assist others to develop, or enter into any agreement with any other person to provide to any of them, or promote to their members, any Internet-based exchange related to Supply Chain Management Services by acute or non-acute healthcare providers anywhere in the world other than the Exchange) are important to the success of Parent and the Exchange operated by Parent.

         WHEREAS, Parent wishes to compensate VHA for the services it will render pursuant to the Outsourcing Agreement and thereby better secure VHA's fulfillment of its duties and obligations thereunder by issuing to VHA 46,267,530 shares of Parent's common stock, par value $0.001 per share ("COMMON STOCK"), and a warrant to acquire 30,845,020 shares of Common Stock, exercisable subject to the terms and conditions set forth in this Agreement and in such warrant.

         WHEREAS, the sole consideration being furnished by VHA in exchange for the Shares (as defined in Section 1.2 hereof) and Warrant (as defined in Section 1.1 hereof) is the services to be provided by VHA pursuant to the Outsourcing Agreement.

         WHEREAS, VHA and UHC are organizations whose patrons are hospitals and health care providers, who view e-commerce as an essential part of their cooperative purchasing programs on behalf of their patrons for the future, and who desire to more fully develop the services they render to their patrons through this Agreement and the Outsourcing Agreement (the term "patron" is defined in the Outsourcing Agreement).

         WHEREAS, based on the foregoing recitals, the parties hereto entered into the Common Stock and Warrant Agreement, dated as of March 30, 2000 (the "PRIOR AGREEMENT"), and desire to amend and restate their agreement as set forth in this Agreement and to supersede the terms of the Prior Agreement with the terms of this Agreement in all respects.

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement and the Outsourcing Agreement, the parties agree as follows:

                                 ARTICLE I
                          AGREEMENT TO ISSUE STOCK

                  1.1 Authorization. As of the Closing (as defined below), Parent will have authorized the issuance, pursuant to the terms and conditions of this Agreement, of a total of 46,267,530 shares of Common Stock and of a Common Stock warrant in the form attached hereto as Exhibit A (the "WARRANT") to acquire 30,845,020 shares of Common Stock (collectively, the "WARRANT STOCK") subject to the conditions set forth in this Agreement and the Warrant.

                  1.2 Agreement to Issue the Shares. Parent will issue to VHA at the Closing, subject to approval of Parent's stockholders, 46,267,530 shares of Common Stock (the "SHARES"). VHA's right to fully enjoy beneficial ownership of certain of the Shares shall be subject to a substantial risk of forfeiture to the extent, and in the manner, described in Section 1.5 of this Agreement.

                  1.3 Agreement to Issue the Warrant. Parent will issue to VHA at the Closing, subject to approval of Parent's stockholders, the Warrant to acquire up to 30,845,020 shares (subject to adjustment as provided in the Warrant) of Warrant Stock at an exercise price per share of $0.01 (subject to adjustment as provided in the Warrant), subject to vesting as set forth therein.

                  1.4 Anti-Dilution Adjustments. The number of shares of Common Stock represented by the Shares and the number of shares of Common Stock issuable upon exercise of the Warrant shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), reorganization, spin-off, recapitalization, reclassification or other like change with respect to Common Stock occurring on or after the date hereof and prior to the Closing.

                  1.5 Forfeiture of Shares.

                           (a)(i) Thirty-three percent of the aggregate
number of Shares issued to VHA pursuant to Section 1.2 shall be fully vested, and shall not be subject to any risk of forfeiture, upon their issuance.

                           (ii) Sixty-seven percent of the aggregate number
of Shares issued to VHA pursuant to Section 1.2 shall be subject to forfeiture by VHA to Parent pursuant to the terms of this Section 1.5(a)(ii). On each Determination Date (as defined below), VHA shall forfeit and return to Parent, without the payment of any consideration by Parent to VHA or the taking of any action by Parent, 16.75% of the aggregate number of Shares issued to VHA pursuant to Section 1.2 , if both
(i) on the January 31 immediately prior to such Determination Date (a "MEASURING DATE"), the number of Healthcare Organizations (as defined in the Warrant) that are members or patrons of VHA ("VHA HCOS"), that Signed-Up (as defined in the Warrant) with Parent on or prior to such Measuring Date and did not terminate their Contract (as defined below) on or prior to such Measuring Date is less than the Target Number (as defined below) of VHA HCOs for such Measuring Date, and (ii) the Cumulative Signed Purchasing Volume (as defined below) as of such Determination Date is less than the Target Purchasing Volume (as defined below) for the one year period ending on the Measuring Date which is immediately prior to such Determination Date. A "DETERMINATION DATE" shall be each of April 1, 2001, April 1, 2002, April 1, 2003 and April 1, 2004. The "TARGET Number" of VHA HCOs for the Measuring Date January 31, 2001, is 6 VHA HCOs; for the Measuring Date January 31, 2002, is 31 VHA HCOs; for the Measuring Date January 31, 2003, is 49 VHA HCOs; and for the Measuring Date January 31, 2004, is 67 VHA HCOs. The "TARGET PURCHASING VOLUME" for the one year period ending on the Measuring Date January 31, 2001, is $216 million; for the one year period ending on the Measuring Date January 31, 2002, is $966 million; for the one year period ending on the Measuring Date January 31, 2003, is $1.567 billion; and for the one year period ending on the Measuring Date January 31, 2004, is $2.21 billion. "CUMULATIVE SIGNED PURCHASING VOLUME" means, as of any Determination Date, the aggregate dollar volume of purchases during the one year period ending on the Measuring Date immediately preceding such Determination Date by VHA HCOs that Signed-Up with Parent on or prior to such Determination Date (calculated, for each such VHA HCO, by multiplying (A) the amount of Novation LLC contract purchases (as reported in the SRIS system maintained for Novation LLC's benefit) by such VHA HCO during such one year period by
(B) 2.4); provided, that if any VHA HCO terminated its Contract on or prior to the Determination Date in question, its purchasing volume for the one year period ending on the Measuring Date in question shall not be included in the determination of the Cumulative Signed Purchasing Volume being calculated. "CONTRACT" shall mean a written agreement, arrangement or understanding between a VHA HCO and Parent providing for Parent to be the Preferred Provider (as defined in the Warrant) of an Internet-based system for the acquisition of Novation LLC contracted products by such VHA HCO.

                           (b) VHA shall require any proposed transferee of
Shares that are subject to forfeiture under Section 1.5 (a)(ii) to agree that such transferred Shares will remain subject to forfeiture to the extent provided in such Section.

                           (c) In the event that a merger, consolidation,
business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent occurs in which all shares of Common Stock are converted into cash, or a cash tender offer for any or all shares of Common Stock is consummated, the provisions of this Section regarding forfeiture of Shares shall terminate. In the event that a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent occurs in which any shares of Common Stock are reclassified, or converted into securities of a person other than Parent, or an exchange offer for any or all shares of Common Stock into securities of a person other than Parent is consummated, the provisions of this Section regarding forfeiture of Shares shall terminate, unless VHA elects to waive the provisions of this Section 1.5(c) no later than 30 days before the consummation of such transaction.

                  1.6 Tax Reporting. Parent and VHA agree that the Shares and Warrant to be issued to VHA pursuant to Sections 1.2 and 1.3, respectively, constitute consideration for the services to be provided by VHA pursuant to the Outsourcing Agreement. Parent and VHA agree to report the vesting of the Shares and Warrant as compensation for services rendered for all income tax purposes and shall not make any inconsistent statement or adjustment on any tax return or during the course of any tax audit.

                                 ARTICLE II
                                  CLOSING

                  2.1 Closing. The issuance of the Shares and the Warrant will take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VII and Article VIII, or at such other date, time and location as Parent and VHA mutually agree upon (which time and place are referred to in this Agreement as the "CLOSING"). At the Closing, Parent will deliver to VHA certificates representing the Shares and the Warrant.

                                ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent hereby represents and warrants to VHA, subject to the exceptions specifically disclosed in writing in the disclosure letter delivered by Parent dated as of the date hereof and certified by a duly authorized officer of Parent (the "PARENT DISCLOSURE LETTER") (which Parent Disclosure Letter shall be deemed to be representations and warranties to VHA by Parent under this Section 3), as follows:

                  3.1 Organization of Parent.

                  (a) Parent and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

                  (b) Other than the corporations identified in Part 3.1 of the Parent Disclosure Letter, neither Parent nor any of the other corporations identified in Part 3.1 of the Parent Disclosure Letter owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity, other than the entities identified in Part 3.1 of the Parent Disclosure Letter, except for passive investments in equity interests of public companies as part of the cash management program of Parent. Neither Parent nor any of its subsidiaries is obligated to make any material future investment in or capital contribution to any other entity. Part 3.1 of the Parent Disclosure Letter indicates the jurisdiction of organization of each entity listed therein and Parent's direct or indirect equity interest therein.

                  (c) Parent has delivered or made available to Novation a true and correct copy of the Certificate of Incorporation (including any Certificates of Designation) and Bylaws of Parent and similar governing instruments of each of its subsidiaries, each as amended to date (collectively, the "PARENT CHARTER DOCUMENTS"), and each such instrument is in full force and effect. Neither Parent nor any of its subsidiaries is in violation of any of the provisions of the Parent Charter Documents.

                  3.2 Capitalization.

                  (a) The authorized capital stock of Parent consists solely of 200,000,000 shares of Common Stock, of which there were 69,092,732 shares issued and outstanding as of the close of business on May 16, 2000, and 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares are issued or outstanding. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to any right of rescission or preemptive rights created by statute, the Parent Charter Documents or any agreement or document to which Parent is a party or by which it is bound. As of the date of this Agreement, there are no shares of Common Stock held in treasury by Parent.

                  (b) As of the close of business on May 16, 2000, (i) 7,315,539 shares of Common Stock are subject to issuance pursuant to outstanding options ("PARENT OPTIONS") to purchase Common Stock under Parent's 1997 Stock Plan and 1999 Equity Incentive Plan ("PARENT STOCK OPTION PLANS") for an aggregate exercise price of $45,840,941, (ii) 135,000 shares of Common Stock are subject to issuance pursuant to Parent Options other than pursuant to the Parent Stock Option Plans for an aggregate exercise price of $1,345,938, (iii) 1,081,792 shares of Common Stock are subject to issuance pursuant to Parent Options other than pursuant to the Parent Stock Option Plans from the Pharos and EquipMD acquisitions for an aggregate exercise price of $3,384,412, and (iv) 750,000 shares of Parent Common Stock are reserved for future issuance under Parent's 1998 Equity Employee Stock Purchase Plan ("PARENT ESPP"). Parent has made available to VHA an accurate and complete copy of each of Parent Stock Option Plans and the form of all stock option agreements evidencing Parent Options. All shares of Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Other than as set forth on Part 3.2(b) of the Parent Disclosure Letter, there are no commitments or agreements of any character to which Parent is bound obligating Parent to accelerate the vesting of any Parent Option as a result of the consummation of the transactions contemplated by this Agreement.

                  (c) All outstanding shares of Parent Common Stock, all outstanding Parent Options, and all outstanding shares of capital stock of each subsidiary of Parent have been issued and granted in material compliance with (i) all applicable securities laws and other applicable material Legal Requirements and (ii) all material requirements set forth in applicable agreements or instruments. For the purposes of this Agreement, "LEGAL REQUIREMENTS" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 3.4).

                  (d) The Shares and Warrant, when issued and paid for as provided in this Agreement, will be duly authorized and validly issued, fully paid and nonassessable. The Warrant Stock, when issued and paid for as provided in this Agreement and the Warrant, will be duly authorized and validly issued, fully paid and nonassessable.

                  (e) Based in part on the representations made by VHA in
Section 4 hereof, the offer and sale of the Shares and the Warrant solely to VHA in accordance with this Agreement and (assuming no change in currently applicable law or the Warrant, and no transfer of the Warrant by the holder thereof and no commission or other remuneration is paid or given, directly or indirectly, for soliciting the exercise of the Warrant) the issuance of the Warrant Stock is exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "1933 ACT").

                  3.3 Obligations With Respect to Capital Stock. Except as set forth in Section 3.2 or Part 3.3 of the Parent Disclosure Letter, there are no equity securities, partnership interests or similar ownership interests of any class of Parent equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. All stock and rights to purchase stock of any subsidiary of Parent are owned free and clear of all Encumbrances. Except as set forth in Section 3.2 or Part 3.2 or Part 3.3 of the Parent Disclosure Letter, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. There are no registration rights, and there is no shareholder agreement, investor agreement, voting trust, proxy, rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which Parent is a party or by which it is bound with respect to any equity security of any class of Parent or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

                  3.4 Due Authorization.

                  (a) Parent has all requisite corporate power and authority to enter into this Agreement and the Outsourcing Agreement, to issue the Warrant and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Outsourcing Agreement, the issuance of the Warrant and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent, subject only to the approval by Parent's stockholders of the issuance of Common Stock pursuant to this Agreement and the Warrant. The affirmative vote of the holders of a majority in interest of the stock present or represented by proxy at the Parent stockholders' meeting (the "PARENT STOCKHOLDERS' MEETING") called to consider approval of the issuance of the Common Stock pursuant to this Agreement and the Warrant (the "PARENT STOCKHOLDER APPROVAL") is sufficient for Parent's stockholders to approve the issuance of Common Stock pursuant to this Agreement and the Warrant, and no other approval of any holder of any securities of Parent is required in connection with the consummation of the transactions contemplated hereby. This Agreement and the Outsourcing Agreement have each been duly executed and delivered by Parent and, subject to approval of Parent stockholders in the case of this Agreement and the issuance of the Warrant and, assuming the due authorization, execution and delivery thereof by Novation, HPPI, VHA and UHC, as applicable, constitute the valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

                  (b) The execution and delivery of this Agreement and the Outsourcing Agreement by Parent does not, and the performance of this Agreement and the Outsourcing Agreement by Parent will not, (i) conflict with or violate the Parent Charter Documents, (ii) subject to obtaining the Parent Stockholder Approvals and compliance with the requirements set forth in Section 3.4(c), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or by which any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of; or result in the creation of an Encumbrance on any of the properties or assets of Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which Parent or any of its properties are bound or affected, except, in the case of clauses (ii) and
(iii), for such conflicts, violations, breaches, defaults, impairments, or rights which, individually or in the aggregate, would not have a Material Adverse Effect on Parent. Part 3.4(b) of the Parent Disclosure Letter lists all consents, waivers and approvals under any of Parent's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would have a Material Adverse Effect on Parent.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental entity or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY") is required to be obtained or made by Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act and the securities or antitrust laws of any foreign country, and (ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Parent or have a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated hereby.

                  3.5 SEC Filings; Parent Financial Statements.

                  (a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since the effective date of the Registration Statement of Parent's initial public offering, and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) and the Parent Initial Registration Statement are referred to herein as the "PARENT SEC REPORTS." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the 1933 Act or the Securities Exchange Act of 1934, as amended (the "1934 ACT"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Parent SEC Report. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "PARENT FINANCIALS"), including any Parent SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 1O-Q, 8-K or any successor form under the 1934 Act) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Parent contained in Parent SEC Reports as of December 31, 1999 is hereinafter referred to as the "PARENT BALANCE SHEET." Except as disclosed in the Parent Financials, since the date of the Parent Balance Sheet neither Parent nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement.

                  3.6 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet there has not been (i) any Material Adverse Effect with respect to Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Parent's or any of its subsidiaries' capital stock, (iv) any granting by Parent or any of its subsidiaries of any increase in compensation or fringe benefits to any of their officers or employees, or any payment by Parent or any of its subsidiaries of any bonus to any of their officers or employees, or any granting by Parent or any of its subsidiaries of any increase in severance or termination pay or any entry by Parent or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, in each case, other than in the ordinary course of business consistent with past practice, (v) any material change or alteration in the policy of Parent relating to the granting of stock options or other equity compensation to its employees and consultants other than in the ordinary course of business consistent with past practice, (vi) entry by Parent or any of its subsidiaries into, or material modification, amendment or cancellation of, any licensing or other agreement with regard to the acquisition, distribution or licensing of any material Intellectual Property other than licenses, distribution agreements, advertising agreements, or other similar agreements entered into in the ordinary course of business consistent with past practice, (vii) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (viii) any material revaluation by Parent of any of its material assets, including writing off notes or accounts receivable other than in the ordinary course of business.

                  3.7 Taxes.

                  (a) Parent and each of its subsidiaries have timely filed all material federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by or on behalf of Parent and each of its subsidiaries with any Tax authority, such Returns are true, correct and complete in all material respects, and Parent and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

                  (b) Parent and each of its subsidiaries have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld, except such Taxes which are not material to Parent.

                  (c) Neither Parent nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Parent or any of its subsidiaries, nor has Parent or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                  (d) No audit or other examination of any Return of Parent or any of its subsidiaries by any Tax authority is presently in progress, nor has Parent or any of its subsidiaries been notified of any request for such an audit or other examination.

                  (e) No adjustment relating to any Returns filed by Parent or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Parent or any of its subsidiaries or any Tax or financial representative thereof.

                  (f) Neither Parent nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Parent Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since the date of the Parent Balance Sheet in connection with the operation of the business of Parent and its subsidiaries in the ordinary course.

                  (g) There is no agreement, plan or arrangement to which Parent or any of its subsidiaries is a party, including this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of Parent or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which the Parent is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

                  (h) Neither Parent nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent.

                  (i) Neither Parent nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

                  (j) Except as may be required as a result of the transactions contemplated hereby, Parent and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

                  (k) None of Parent's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

                  (l) Parent has not been distributed in a transaction qualifying under Section 355 of the Code within the last two years, nor has Parent distributed any corporation in a transaction qualifying under
Section 355 of the Code within the last two years.

                  For the purposes of this Agreement, "TAX" or "TAXES" refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                  3.8 Title to Properties.

                  (a) All real property leases to which Parent is a party and each amendment thereto that is in effect as of the date of this Agreement that provide for annual payments in excess of $250,000 are in full force and effect and are valid and enforceable in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim against Parent which could reasonably be expected to have a Material Adverse Effect on Parent.

                  (b) Parent has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as reflected in Parent Financials and except where the failure to have valid title or a valid leasehold interest would not have a Material Adverse Effect on Parent.

                  3.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

                  "INTELLECTUAL PROPERTY" means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, URLs, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and
(viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

                  "PARENT INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Parent or one of its subsidiaries.

                  "PARENT REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Parent or one of its subsidiaries.

                  "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

                  (a) No material Parent Intellectual Property or product or service of Parent is subject to any proceeding, agreement, or stipulation to which Parent is a party, or any outstanding decree, order or judgment, which arose out of any proceeding to which Parent was either a party or of which Parent has knowledge, restricting in any manner the use, transfer, or licensing thereof by Parent, or which may affect the validity, use or enforceability of such Parent Intellectual Property.

                  (b) Each material item of Parent Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Parent Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Parent Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Parent Registered Intellectual Property, except, in each case, as would not materially adversely affect such item of Parent Registered Intellectual Property.

                  (c) Parent or one of its subsidiaries owns and has good and exclusive title to, or has license sufficient for the conduct of its business as currently conducted to, each material item of Parent
Intellectual Property free and clear of any Encumbrance (excluding licenses and related restrictions).

                  (d) Neither Parent nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Parent Intellectual Property, to any third party.

                  (e) Part 3.9(e) of the Parent Disclosure Letter lists all material contracts, licenses and agreements to which Parent is a party (i) pursuant to which any exclusive rights with respect to Parent Intellectual Property are licensed, granted or transferred to any third party; or (ii) pursuant to which a third party has licensed, transferred, sold or distributed any material Intellectual Property to Parent.

                  (f) The operation of the business of Parent as such business currently is conducted, including Parent's design, development, marketing and sale of the products or services of Parent (including with respect to products currently under development) has not, does not and will not materially infringe or materially misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

                  (g) Parent has not received written notice from any third party that the operation of the business of Parent or any act, product or service of Parent, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction, which allegation, if true, would have a Material Adverse Effect on Parent.

                  (h) To the knowledge of Parent, no person has or is infringing or misappropriating any Parent Intellectual Property, which infringement or misappropriation, individually or in the aggregate, would have a Material Adverse Effect on Parent.

                  (i) Parent and its subsidiaries have taken reasonable steps to protect Parent's and its subsidiaries' rights in Parent's and such subsidiaries' confidential information and trade secrets, except where the failure to do so would not have a Material Adverse Effect on Parent.

                  (j) None of the Parent Intellectual Property or product or service of Parent contains any defect in connection with processing data containing dates in leap years or in the year 2000 or any preceding or following years, which defects, individually or in the aggregate, would have a Material Adverse Effect on Parent.

                  3.10 Compliance with Laws; Certain Agreements.

                  (a) Neither Parent nor any of its subsidiaries is in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which Parent or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Parent. To Parent's knowledge, no investigation or review by any Governmental Entity is pending or has been threatened in a writing delivered to Parent against Parent or any of its subsidiaries. There is no agreement with any Governmental Entity, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Parent or any of its subsidiaries, or any acquisition of material property by Parent or any of its subsidiaries.

                  (b) Parent and its subsidiaries hold all permits, licenses, exemptions, orders and approvals from governmental authorities that are material to or required for the operation of the business of Parent as currently conducted (collectively, the "PARENT PERMITS"), and are in compliance with the terms of the Parent Permits, except where the failure to hold such Parent Permits, or be in such compliance, would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

                  3.11 Litigation. There are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent following the transactions contemplated hereby or have a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated hereby.

                  3.12 Employee Benefit Plans.

                  (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 3.12(a)(i) below (which definition shall apply only to this Section 3.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                      (i) "AFFILIATE" shall mean any other person or entity under common control with Parent within the meaning of Section 414(b), (c),
(m) or (o) of the Code and the regulations issued thereunder;

                      (ii) "PARENT EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "EMPLOYEE BENEFIT PLAN," within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by Parent or any Affiliate for the benefit of any Parent Employee;

                      (iii) "PARENT EMPLOYEE" shall mean any current, former, or retired employee, officer, or director of Parent or any Affiliate;

                      (iv) "PARENT EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between Parent or any Affiliate and any Parent Employee or consultant (excluding any offer letter or other agreement that does not subject Parent to any potential liability in excess of $200,000);

                      (v) "INTERNATIONAL PARENT EMPLOYEE PLAN" shall mean each Parent Employee Plan that has been adopted or maintained by Parent, whether informally or formally, for the benefit of Parent Employees outside the United States; and

                      (vi) "PENSION PLAN" shall mean each Parent Employee Plan which is an "employee pension benefit plan," within the meaning of
Section 3(2) of ERISA.

                  (b) Schedule. Part 3.12 of the Parent Disclosure Letter contains an accurate and complete list of each Parent Employee Plan. Parent does not have any plan or commitment to establish any new Parent Employee Plan, to modify any Parent Employee Plan (except to the extent required by law or to conform any such Parent Employee Plan to the requirements of any applicable law, or as required by this Agreement), or to enter into any Parent Employee Plan, nor does it have any intention or commitment to do any of the foregoing.

                  (c) Documents. Parent has provided or has made available to VHA: (i) correct and complete copies of all documents embodying each Parent Employee Plan (including all amendments thereto and written interpretations thereof); (ii) the most recent annual actuarial valuations, if any, prepared for each Parent Employee Plan; (iii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Parent Employee Plan or related trust; (iv) if the Parent Employee Plan is funded, the most recent annual and periodic accounting of Parent Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Parent Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Parent Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Parent Employee Plan; (vii) all material written agreements and contracts relating to each Parent Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts;
(viii) all communications material to any Parent Employee or Parent Employees relating to any Parent Employee Plan and any proposed Parent Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Parent; (ix) all COBRA forms and related notices; and
(x) all registration statements and prospectuses prepared in connection with each Parent Employee Plan.

                  (d) Employee Plan Compliance. Except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect on Parent (i) Parent has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to, each Parent Employee Plan, and each Parent Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Parent Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and no event has occurred which would adversely affect the status of such determination letter or the qualified status of such Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Parent, threatened or reasonably anticipated (other than routine claims for benefits) against any Parent Employee Plan or against the assets of any Parent Employee Plan; (v) each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Parent, threatened by the IRS or DOL with respect to any Parent Employee Plan; (vii) neither Parent nor any Affiliate is subject to any material penalty or tax with respect to any Parent Employee Plan under
Section 402(i) of ERISA or Sections 4975 through 4980 of the Code; and
(viii) all contributions due from the Parent or any Affiliate with respect to any of the Parent Employee Plans have been made as required under ERISA or have been accrued on the Parent Balance Sheet.

                  (e) Pension Plans. Parent does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

                  (f) Multiemployer Plans. At no time has Parent contributed to or been required to contribute to any Multiemployer Plan.

                  (g) No Post-Employment Obligations. No Parent Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Parent has never represented, promised or contracted (whether in oral or written form) to any Parent Employee (either individually or to Parent Employees as a group) or any other person that such Parent Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

                  (h) COBRA; FMLA. Except as would not have a Material Adverse Effect on Parent, neither Parent nor any Affiliate has, prior to the Closing violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

                  (i) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Parent Employee Plan, Parent Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Employee. No payment or benefit which will or may be made by Parent or its Affiliates with respect to any Parent Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of
Section 280G(b)(1) of the Code or will be treated as a nondeductible expense within the meaning of Section 162 of the Code.

                  (j) Employment Matters. Except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, Parent and each of its subsidiaries: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Parent Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Parent Employees; (iii) has properly classified independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws; (iv) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (v) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Parent Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to Parent's knowledge, threatened material claims or actions against Parent under any worker's compensation policy or long-term disability policy. To Parent's knowledge, no Parent Employee has violated in any material manner any employment contract, nondisclosure agreement or noncompetition agreement by which such Parent Employee is bound due to such Parent Employee being employed by Parent and disclosing to Parent or using trade secrets or proprietary information of any other person or entity.

                  (k) Labor. No work stoppage or labor strike against Parent is pending, threatened or reasonably anticipated. Parent does not know of any activities or proceedings of any labor union to organize any Parent Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Parent, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Parent Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Parent. Neither Parent nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Parent is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Parent.

                  (l) International Employee Plan. Each International Parent Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Parent Employee Plan. Furthermore, no International Parent Employee Plan has unfunded liabilities, that as of the Closing, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Parent from terminating or amending any International Parent Employee Plan at any time for any reason.

                  3.13 Environmental Matters. During the period that Parent has leased or owned its properties or leased, owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under any such properties or facilities that would have a Material Adverse Effect on Parent. Parent has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to Parent or any of its subsidiaries having taken possession of any of such properties or facilities which might reasonably be expected to have a Material Adverse Effect on Parent. None of the properties or facilities currently leased or owned by Parent or any of its subsidiaries or any properties or facilities previously leased or owned by Parent or any of its subsidiaries is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition which violation would have a Material Adverse Effect on Parent. During Parent's occupancy of any properties or facilities owned or leased at any time by Parent, neither Parent, nor to Parent's knowledge, any third party, has used, generated, manufactured, released or stored on, under or about such properties and facilities or transported to or from such properties and facilities any Hazardous Materials that would have or is reasonably likely to have a Material Adverse Effect on Parent. During the time that Parent or any of its subsidiaries has owned or leased the properties and facilities currently occupied by it or any properties and facilities previously occupied by Parent or any of its subsidiaries, there has been no material litigation, proceeding or administrative action brought or threatened against Parent or any of its subsidiaries, or any material settlement reached by Parent or any of its subsidiaries with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

                  For purposes of this Agreement, the terms "DISPOSAL," "RELEASE," and "THREATENED RELEASE" have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss. 9601 et seq., as amended ("CERCLA"). For the purposes of this Section 3.13, "HAZARDOUS MATERIALS" mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing Date, regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance" or "hazardous chemical" under (i) CERCLA; (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.;
(iv) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (v) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (vi) regulations promulgated under any of the above statutes; or
(vii) any other applicable federal, state or local statute, ordinance, rule or regulation that has a scope or purpose similar to those identified above.

                  3.14 Certain Agreements. Other than (i) this Agreement,
(ii) the Amended and Restated Common Stock and Warrant Agreement, dated as of the date of this Agreement, between Parent and UHC (the "UHC AGREEMENT"), (iii) the Outsourcing Agreement, and other related agreements, except as otherwise set forth in Part 3.14 of the Parent Disclosure Letter, neither Parent nor any of its subsidiaries is a party to or is bound by:

                  (a) other than as disclosed in Part 3.12 of the Parent Disclosure Letter, any employment agreement or commitment with any officer or member of Parent's Board of Directors, other than those that are terminable by Parent or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Parent's or any of its subsidiaries' ability to terminate employees at will, or any consulting agreement;

                  (b) any material agreement of indemnification, any material guaranty or any material instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities or purchase money obligation;

                  (c) any agreement or obligation containing covenants purporting to limit or which effectively limit the Parent's or any of its subsidiaries' freedom to compete in any line of business or in any geographic area or which would so limit Parent or any of its subsidiaries after the Closing or granting any exclusive distribution or other exclusive rights;

                  (d) any agreement or obligation currently in force relating to the disposition or acquisition by Parent or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business, or pursuant to which Parent has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than Parent's subsidiaries;

                  (e) any agreement or obligation currently in force to provide source code to any third party for any product or technology;

                  (f) any agreement or obligation with any affiliate of Parent; or

                  (g) any agreement or commitment currently in force providing for capital expenditures by Parent or its subsidiaries in excess of $1,000,000.

                  The agreements required to be disclosed in the Parent Disclosure Letter pursuant to clauses (a) through (g) above or pursuant to
Section 3.9 or filed with any Parent SEC Report ("PARENT CONTRACTS") are valid and in full force and effect, except to the extent that such invalidity would not have a Material Adverse Effect on Parent. Neither Parent nor any of its subsidiaries, nor to Parent's knowledge, any other party thereto, is in breach, violation or default under, and neither Parent nor any of its subsidiaries has received written notice that it has breached, violated or defaulted, any of the terms or conditions of any Parent Contract in such a manner as would have a Material Adverse Effect on Parent.

                  3.15 Brokers' and Finders' Fees. Except for fees payable to Merrill Lynch & Co., Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                  3.16 Insurance. Parent and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owning assets similar to those of the Parent and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and the Parent and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds.

                  3.17 Disclosure. The information included or incorporation by reference in the proxy statement (the "PROXY STATEMENT") to be mailed to Parent's stockholders soliciting the Parent Stockholder Approval shall not, on the date the Proxy Statement is mailed to Parent's stockholders, at the time of the Parent Stockholders' Meeting or as of the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the 1934 Act and the rules and regulations thereunder. If at any time prior to the Closing, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform VHA. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Novation, HPPI, UHC or VHA which is contained in the Proxy Statement.

                  3.18 Board Approval. As of the date of this Agreement, the Board of Directors of Parent has approved this Agreement and recommends that the stockholders of Parent approve the Parent Stockholder Approval.

                  3.19 Opinion of Financial Advisor. Parent's Board of Directors has received an opinion from Merrill Lynch & Co., dated as of the date of this Agreement, to the effect that, as of such date, the Transaction is fair to Parent from a financial point of view, a copy of the written opinion of which will be delivered to VHA after receipt thereof by Parent. The transactions contemplated by this Agreement, the UHC Agreement and the Outsourcing Agreement are collectively referred to herein as the "TRANSACTION".

                  3.20 Anti-Takeover Protections. The Board of Directors of Parent has taken all actions so that the restrictions contained in Section 203 of the General Corporation Law of the State of Delaware ("DELAWARE LAW") applicable to a "business combination" (as defined in such Section
203) will not apply to the execution, delivery or performance of this Agreement or the transactions contemplated by this Agreement. To Parent's knowledge, no other anti-takeover, control share acquisition, fair price, moratorium or other similar statute or regulation ("TAKEOVER STATUTE") applies or purports to apply to this Agreement or the transactions contemplated hereby.

                                 ARTICLE IV
                        REPRESENTATIONS, WARRANTIES
                       AND CERTAIN AGREEMENTS OF VHA

         VHA hereby represents and warrants to Parent, subject to the exceptions specifically disclosed in writing in the disclosure letter delivered by VHA dated as of the date hereof and certified by a duly authorized officer of VHA (the "VHA DISCLOSURE LETTER") (which VHA Disclosure Letter shall be deemed to be representations and warranties to Parent by VHA under this Section 4), as follows:

                  4.1 Organization, Good Standing and Qualification. VHA represents that it is an entity duly organized, validly existing and in good standing under the laws of the state of its formation and has all requisite power and authority, and all requisite qualifications to do business as a foreign entity, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not have a Material Adverse Effect on VHA.

                  4.2 Authorization.

                  (a) VHA has all requisite power and authority to enter into this Agreement and the Outsourcing Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Outsourcing Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of VHA. This Agreement and the Outsourcing Agreement have each been duly executed and delivered by VHA and constitute the valid and binding obligations of VHA, enforceable against VHA in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

                  (b) The execution and delivery of this Agreement and the Outsourcing Agreement by VHA does not, and the performance of this Agreement and the Outsourcing Agreement by VHA will not, (i) conflict with or violate the certificate of incorporation, bylaws, operating agreement or other organizational documents of VHA, (ii) subject to compliance with the requirements set forth in Section 4.2(c) with regard to VHA, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to VHA or by which any of its properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair VHA's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of VHA pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which VHA is a party or by which VHA or any of its properties are bound or affected, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, impairments, or rights which, individually or in the aggregate, would not have a Material Adverse Effect on VHA. Except as set forth in a letter delivered by VHA to Parent concurrently with the execution of this Agreement, no consents, waivers and approvals under any of VHA's or any of its subsidiaries' agreements, contracts, licenses or leases are required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would have a Material Adverse Effect on VHA.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by VHA in connection with the execution and delivery of this Agreement or the Outsourcing Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act and the securities or antitrust laws of any foreign country, and (ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on VHA or have a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated hereby.

                  4.3 Acquisition for Own Account. The Shares, Warrant and Warrant Stock to be delivered to VHA hereunder will be acquired for VHA's own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the 1933 Act, and VHA represents that it has no present intention or agreement to sell, grant any participation in, or otherwise distribute any of the Shares, Warrant or Warrant Stock to be acquired by VHA hereunder in any public resale or distribution within the meaning of the 1933 Act. VHA also represents that it has not been formed for the specific purpose of acquiring the Shares, Warrant or Warrant Stock under this Agreement.

                  4.4 Disclosure of Information. VHA believes it has received or has had full access to all the information it considers necessary or appropriate to make an informed ownership decision with respect to the Shares, Warrant and Warrant Stock to be issued to VHA under this Agreement. VHA further has had an opportunity to ask questions and receive answers from Parent regarding the terms and conditions of the offering of the Shares, Warrant and Warrant Stock and to obtain additional information (to the extent Parent possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to VHA or to which VHA had access. The foregoing, however, does not in any way limit or modify the representations and warranties made by Parent in Section 3.

                  4.5 Experience. VHA understands that ownership of the Shares, Warrant and Warrant Stock involves substantial risk. VHA: (i) has experience as owner of securities of companies in the development stage and acknowledges that VHA is able to fend for itself, can bear the economic risk of VHA's ownership of the Shares, Warrant and Warrant Stock and has such knowledge and experience in financial or business matters that VHA is capable of evaluating the merits and risks of this ownership of the Shares, Warrant and Warrant Stock and protecting its own interests in connection with this ownership and/or (ii) has a preexisting personal or business relationship with Parent and certain of its officers, directors or controlling persons of a nature and duration that enables VHA to be aware of the character, business acumen and financial circumstances of such persons.

                  4.6 Accredited Investor Status. VHA is an "accredited investor" within the meaning of Regulation D promulgated under the 1933 Act.

                  4.7 Restricted Securities. VHA understands that the Shares and the Warrant are, and upon issuance under the Warrant, the Warrant Stock will be characterized as "restricted securities" under the 1933 Act inasmuch as they are being acquired from Parent in a transaction not involving a public offering and that under the 1933 Act and applicable regulations thereunder such securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, VHA represents that VHA is familiar with Rule 144 of the SEC, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act.

                  4.8 No Solicitation. At no time was VHA presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the issuance or delivery of the Shares or the Warrant.

                  4.9 Further Limitations on Disposition. Without in any way limiting the representations set forth above, VHA further agrees not to make any disposition of all or any portion of the Shares or Warrant Stock or of any interest therein to any person or entity unless:

                  (a) there is then in effect a registration statement under the 1933 Act covering such proposed disposition of Shares or Warrant Stock and such disposition is made in accordance with such registration statement; or

                  (b) VHA shall have notified Parent of the proposed disposition of the Shares or the Warrant Stock and shall have furnished Parent with a statement of the circumstances surrounding such proposed disposition, and, at the expense of VHA or its transferee, with an opinion of counsel, reasonably satisfactory to Parent, that such disposition will not require registration of such securities under the 1933 Act.

VHA acknowledges that the Warrant is non-transferable to the extent it has not vested.

                  4.10 Legends. VHA understands and agrees that the certificates evidencing the Shares, the Warrant and the Warrant Stock will bear legends substantially similar to those set forth below, as applicable, in addition to any other legend that may be required by applicable law, by Parent's Certificate of Incorporation or Bylaws, or by any agreement between Parent and VHA:

                  (a) THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OTHERWISE PERMITTED UNDER CONTRACTUAL RESTRICTIONS ON RESALE APPLICABLE TO THESE SECURITIES IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

                  (b) THE SECURITIES REPRESENTED HEREBY MAY BE SUBJECT TO CERTAIN RESTRICTIONS ON RESALE AND ON VOTING AND THE HOLDERS HEREOF MAY BE BOUND BY CERTAIN RESTRICTIONS ON ACQUISITION OF THE ISSUER'S CAPITAL STOCK PURSUANT TO A COMMON STOCK AND WARRANT AGREEMENT BETWEEN THE ORIGINAL HOLDERS OF THESE SECURITES AND THE ISSUER, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

The legend set forth in (a) above shall be removed by Parent from any certificate evidencing Shares or Warrant Stock upon delivery to Parent of an opinion by counsel, reasonably satisfactory to Parent, to the effect that a registration statement under the 1933 Act is at that time in effect with respect to the legended security or to the effect that such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which Parent issued the Shares or Warrant Stock.

                  4.11 Disclosure. The information supplied by VHA for inclusion or incorporation by reference in the Proxy Statement shall not on the date the Proxy Statement is mailed to Parent's stockholders, at the time of the Parent Stockholders' Meeting or as of the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders' Meeting which has become false or misleading. If at any time prior to the Closing any event relating to VHA or any of its affiliates, officers or directors should be discovered by VHA which is required to be set forth in a supplement to the Proxy Statement, VHA shall promptly inform Parent. Notwithstanding the foregoing, VHA makes no representation or warranty with respect to any information supplied by Parent which is contained in the Proxy Statement.

                  4.12 Anti-Takeover Protections. For the three years prior to the date of this Agreement, none of VHA, its "affiliates" nor "associates" (as such terms are defined in Section 203 of the Delaware Law) were the owner of 15% or more of the outstanding voting stock of Parent. To VHA's knowledge, no other Takeover Statute applies or purports to apply to this Agreement or the transactions contemplated hereby.

                                 ARTICLE V
                        CONDUCT PRIOR TO THE CLOSING

                  5.1 Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent and each of its subsidiaries shall, except to the extent that VHA shall otherwise consent in writing, carry on its business in compliance in all material respects with all applicable material laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings. In addition, Parent will promptly notify VHA of any material adverse event involving its business or operations.

                  In addition, except as permitted by the terms of this Agreement, and except as contemplated by this Agreement or provided in the Parent Disclosure Letter, without the prior written consent of VHA, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall not do any of the following and shall not permit its subsidiaries to do any of the following:

                  (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

                  (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to VHA, or adopt any new severance plan;

                  (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to any Intellectual Property material to the business of Parent that is owned by, or exclusively licensed to, Parent or one of its subsidiaries, other than non-exclusive licenses, distribution agreements, advertising agreements, or other similar agreements in the ordinary course of business and consistent with past practice;

                  (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

                  (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Parent or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

                  (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the grant, issuance, delivery and/or sale of (i) shares of Common Stock pursuant to the exercise of Parent Options outstanding on the date of this Agreement, or granted in accordance with clause (iii) of this Section 5.1(f), (ii) shares of Common Stock issuable to participants in the Parent ESPP consistent with the terms thereof, (iii) Parent Options granted to existing employees and newly-hired employees in an aggregate amount not to exceed 2,000,000, none of which Parent Options shall provide for or permit any acceleration of the exercisability thereof in connection with any of the transactions contemplated by this Agreement, and (iv) shares of Common Stock issued in connection with acquisitions, joint ventures, strategic relationships or alliances, and commercial transactions permitted under Section 5.1(h) below;

                  (g) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries), other than an amendment to its Certificate of Incorporation to increase the authorized number of shares of Common Stock;

                  (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent, or enter into any material joint ventures, strategic relationships or alliances, or enter into any commercial transaction involving the issuance or potential issuance of equity securities of Parent; provided, that Parent shall not be prohibited hereunder from (x) acquiring EquipMD, Inc. pursuant to the Agreement and Plan of Merger among Parent, Augustacorp, Inc. and EquipMD, Inc. (a true and complete copy of which has been made available to VHA) or (y) making or agreeing to make acquisitions, entering into joint ventures, strategic relationships or alliances, or entering into commercial transactions involving the issuance or potential issuance of Common Stock, all of which together do not involve the issuance or potential issuance of more than 5,000,000 shares of Common Stock in the aggregate, and none of which acquisitions, joint ventures, strategic relationships, alliances, agreements or commercial transactions could reasonably be expected to materially delay the issuances of Common Stock and Warrant contemplated by this Agreement (Parent and VHA acknowledge that the fact that an acquisition would be deemed "significant" under Item 2 of Form 8-K under the 1934 Act does not necessarily mean that such acquisition could reasonably be expected to materially delay the issuances of Common Stock and the Warrant contemplated by this Agreement); provided, further, that Parent shall provide written notice to VHA prior to signing any agreement regarding any such acquisition or transaction;

                  (i) Sell, lease, license, encumber (except in connection with actions permitted under Section 5.1(j)) or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Parent;

                  (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice, (ii) pursuant to existing credit facilities in the ordinary course of business, (iii) equipment leasing arrangements or (iv) in aggregate amount not to exceed $1,000,000;

                  (k) (i) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will") other than an increase in the number of shares of Common Stock reserved for issuance under Parent Stock Option Plans or Parent ESPP, or
(ii) pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

                  (l) Make any capital expenditures outside of the ordinary course of business or any capital expenditures in excess of $1,000,000, individually, or $10,000,000, in the aggregate;

                  (m) Materially modify, amend or terminate any material contract or agreement to which Parent or any subsidiary thereof is a party, or waive, release or assign any material rights or claims thereunder, except in the ordinary course of business;

                  (n) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

                  (o) Initiate or settle any material litigation, arbitration, mediation or other legal proceeding;

                  (p) Take or permit any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement; or

                  (q) Agree in writing or otherwise to take any of the actions described in Section 5.1 (a) through (p) above.

                  5.2 Meeting of Parent Stockholders.

                  (a) Promptly after the date hereof, Parent will take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to convene the Parent Stockholders' Meeting to be held as promptly as practicable and in any event (to the extent permissible under applicable law) within 45 days after the completion of the SEC's review of the Proxy Statement for the purpose of voting upon the Parent Stockholder Approval. Subject to Section 5.2(c), Parent will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Parent Stockholder Approval and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the Nasdaq Stock Market, Delaware Law, its Certificate of Incorporation and Bylaws to obtain such approval. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to Parent's stockholders in advance of a vote on the Parent Stockholder Approval or, if as of the time for which Parent Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders' Meeting. Parent shall ensure that the Parent Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Parent in connection with the Parent Stockholders' Meeting are solicited, in compliance with the Delaware Law, its Certificate of Incorporation and Bylaws, the rules of the Nasdaq Stock Market and all other applicable legal requirements.

                  (b) Subject to Section 5.2(c), the Board of Directors of Parent shall recommend that Parent's stockholders approve the Parent Stockholder Approval at the Parent Stockholders' Meeting; and the Proxy Statement shall include a statement to the effect that the Board of Directors of Parent has recommended that Parent's stockholders approve the Parent Stockholder Approval at the Parent Stockholders' Meeting; and (iii) neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to VHA, the recommendation of the Board of Directors of Parent that Parent's stockholders approve the Parent Stockholder Approval.

                  (c) Nothing in this Agreement shall prevent the Board of Directors of Parent from withholding, withdrawing, amending or modifying its recommendation in favor of the Parent Stockholder Approval if (i) a Superior Offer (as defined below) is made to Parent and is not withdrawn,
(ii) Parent shall have provided written notice to VHA and UHC (a "NOTICE OF SUPERIOR OFFER") advising them that Parent has received a Superior Offer, specifying all of the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer, (iii) VHA and/or UHC shall not have, within three business days of Parent's receipt of the Notice of Superior Offer, made an offer that Parent's Board of Directors by a majority vote determines in its good faith judgment (after consultation with a financial advisor of national standing) to be at least as favorable to Parent's stockholders as such Superior Offer (it being agreed that the Board of Directors of Parent shall convene a meeting to consider any such offer by VHA and/or UHC promptly following the receipt thereof), (iv) the Board of Directors of Parent concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Parent to comply with its fiduciary obligations to Parent's stockholders under applicable law and (v) Parent shall not have violated any of the restrictions set forth in Section 5.4(a) or (b) or this Section 5.2. Parent shall provide VHA with at least one day prior notice (or such lesser prior notice as provided to the members of the Parent's Board of Directors) of any meeting of the Parent's Board of Directors at which Parent's Board of Directors is reasonably expected to consider any Parent Acquisition Proposal (as defined in Section 5.4) to determine whether such Parent Acquisition Proposal is a Superior Offer. Nothing contained in this Section 5.2(c) shall limit Parent's obligation to hold and convene the Parent Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of Parent shall have been withdrawn, amended or modified).

                  For purposes of this Agreement, "SUPERIOR OFFER" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving Parent pursuant to which the stockholders of Parent immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger involving Parent), directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of Parent, on terms that the Board of Directors of Parent determines, in its reasonable judgment (after consultation with a financial advisor of national standing) to be more favorable to Parent stockholders than the terms of this Agreement and the UHC Agreement; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of Parent's Board of Directors (after consultation with its financial advisor) to be obtained by such third party on a timely basis.

                  (d) Nothing contained in this Agreement shall prohibit Parent or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the 1934 Act, or otherwise required by applicable law.

                  5.3 Proxy Statement; Antitrust Filings.

                  (a) As promptly as practicable after the execution of this Agreement, Parent will prepare and file with the SEC, the Proxy Statement. Parent will respond to any comments of the SEC, and will cause the Proxy Statement to be mailed to its stockholders, as promptly as practicable in compliance with applicable law. Promptly after the date of this Agreement, each of VHA and Parent will prepare and file (i) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties (the "ANTITRUST FILINGS"). VHA and Parent each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 5.3.

                  (b) Each of VHA and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any Antitrust Filings or for additional information, and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or any Antitrust Filing. Each of VHA and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.3 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any Antitrust Filing, VHA or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Parent, such amendment or supplement.

                  5.4 No Solicitation.

                  (a) From and after the date of this Agreement until the Closing or termination of this Agreement pursuant to Article IX, Parent and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Parent Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes an Parent Acquisition Proposal, (iii) engage in discussions with any person with respect to any Parent Acquisition Proposal, except as to the existence of these provisions, (iv) except as set forth in Section 5.2(c), approve, endorse or recommend any Parent Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Parent Acquisition Proposal; provided, however, that prior to the approval of the Parent Stockholder Approval at the Parent Stockholders' Meeting, Parent may furnish nonpublic information regarding Parent and its subsidiaries to, or enter into discussions or negotiations with, any person or group who has submitted (and not withdrawn) to Parent an unsolicited, written, bona fide Parent Acquisition Proposal that the Board of Directors of Parent reasonably concludes (after consultation with a financial advisor of national standing) may constitute a Superior Offer if (1) neither Parent nor any representative of Parent and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.4,
(2) the Board of Directors of Parent concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Parent to comply with its fiduciary obligations to Parent's stockholders under applicable law, (3) 36 hours prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, Parent gives VHA and UHC written notice of the identity of such person or group and all of the material terms and conditions of such Parent Acquisition Proposal and of Parent's intention to furnish nonpublic information to, or enter into discussions with, such person or group, and Parent receives from such person or group an executed confidentiality agreement containing customary terms. Parent and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Parent Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Parent or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Parent or any of its subsidiaries shall be deemed to be a breach of this Section 5.4(a) by Parent.

                  For purposes of this Agreement, "PARENT ACQUISITION PROPOSAL" shall mean any offer or proposal relating to any transaction or series of related transactions, other than the transactions contemplated by this Agreement (any such transaction or series of related transactions, a "PARENT ACQUISITION"), involving: (A) any acquisition or purchase from Parent by any person or "group" (as defined under Section 13(d) of the 1934 Act and the rules and regulations thereunder) of more than 50% of the outstanding voting securities of Parent or any of its subsidiaries, or any tender offer or exchange offer that if consummated would result in any person or "group" beneficially owning more than 50% of the outstanding voting securities of Parent or any of its subsidiaries, or any merger, consolidation, business combination or similar transaction involving Parent pursuant to which the stockholders of Parent immediately preceding such transaction hold less than 50% of the equity interests in the surviving or resulting entity of such transaction; or (B) any sale, exchange, transfer, acquisition, or disposition of more than 50% of the assets of Parent.

                  (b) In addition to the obligations of Parent set forth in paragraph (a) of this Section 5.4, Parent as promptly as practicable shall advise VHA and UHC orally and in writing of any request for non-public information or inquiry which Parent reasonably believes would lead to a Parent Acquisition Proposal or of any Parent Acquisition Proposal, the material terms and conditions of such request, Parent Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Parent Acquisition Proposal or inquiry. Parent will keep VHA and UHC informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Parent Acquisition Proposal or inquiry.

                  (c) From and after the date of this Agreement until the Closing or termination of this Agreement pursuant to Article IX, VHA and its affiliates will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any VHA Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes a VHA Proposal, (iii) engage in discussions with any person with respect to any VHA Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any VHA Proposal or
(v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any VHA Proposal. VHA and its affiliates will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any VHA Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of VHA or any of its affiliates or any investment banker, attorney or other advisor or representative of VHA or any of its affiliates shall be deemed to be a breach of this Section 5.4(c) by VHA. For purposes of this Agreement, "VHA PROPOSAL" shall mean any offer or proposal relating to any transaction or series of related transactions that would constitute a breach or violation of, the obligations (including exclusivity obligations) of VHA, UHC, Novation and/or HPPI under the Outsourcing Agreement.

                  (d) In addition to the obligations of VHA set forth in paragraph (c) of this Section 5.4, VHA as promptly as practicable shall advise Parent orally and in writing of any request for non-public information or inquiry which VHA reasonably believes would lead to a VHA Proposal or of any VHA Proposal, the material terms and conditions of such request, VHA Proposal or inquiry, and the identity of the person or group making any such request, VHA Proposal or inquiry. VHA will keep Parent informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such request, VHA Proposal or inquiry.

                  5.5 Third Party Consents. As soon as practicable following the date hereof, Parent and VHA will each use its commercially reasonable efforts to obtain any material consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

                  5.6 Nasdaq Listing. Parent agrees to authorize for listing on the Nasdaq Stock Market the Shares and Warrant Stock issuable in connection with this Agreement, effective upon official notice of issuance.

                  5.7 Takeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated by this Agreement, each of Parent and VHA and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute and any regulations promulgated thereunder on such transactions.

                                 ARTICLE VI
                           ADDITIONAL AGREEMENTS

                  6.1 Voting of Common Stock. VHA agrees that from and after the date of the Closing through the fifth anniversary of the Closing (the "FIFTH ANNIVERSARY"), and for as long after the Fifth Anniversary as the outstanding shares of Common Stock (including outstanding Common Stock that has been issued pursuant to the Warrant) beneficially owned by VHA together with all "affiliates" (which for purposes of this Agreement (other than Section 3.12) shall have the meaning given such term in Rule 144(a)(1) promulgated under the 1933 Act) of VHA exceeds 35% of the then outstanding Common Stock of Parent (the entire such period, the "RESTRICTED PERIOD"), to the extent that the outstanding shares of Common Stock (including outstanding Common Stock that has been issued pursuant to the Warrant) beneficially owned by VHA together with all affiliates of VHA exceeds 19.9% of the then outstanding Common Stock of Parent (the shares in excess of such 19.9% threshold, "EXCESS SHARES"), VHA shall, and shall cause its affiliates to, vote all Excess Shares it holds or is entitled to vote in proportion to the votes cast by all other stockholders of Parent in connection with each matter submitted to Parent's stockholders for approval except for (i) a proposed Change of Control, (ii) the election of VHA's designated nominees to the Board of Directors of Parent, or (iii) an amendment of the Certificate of Incorporation of Parent that would materially and adversely affect VHA as a Parent stockholder in a manner different from the effect such amendment would have on other Parent stockholders generally. On all matters submitted to Parent stockholders for approval other than those identified in items (i), (ii) and (iii) of the first sentence of this section, VHA shall, and shall cause its affiliates to, vote all Excess Shares in proportion to the votes cast by all other stockholders of Parent in connection with each matter submitted to Parent stockholders' for approval, including, without limitation, on any matters regarding equity-based or other compensation plans of Parent, the issuance of capital stock of Parent, amendments to the Certificate of Incorporation of Parent other than as set forth in clause (iii) above, elections of directors other than VHA's designated nominees to the Board of Directors, or transactions involving interested or related parties. Notwithstanding any voting restrictions set forth herein, the Board of Directors of Parent may waive any voting restriction set forth herein with respect to any particular matter. For purposes of this Agreement, "CHANGE OF CONTROL" means the consummation of any transaction or series of related transactions, including an acquisition of Parent by another entity and any reorganization, merger, consolidation or share exchange, that results in the beneficial owners of Parent's capital stock immediately prior to the transaction or transactions holding less than 50% of the voting power of Parent immediately after the transaction or transactions, or a transaction or series of related transactions which result in the sale, exchange, transfer, acquisition or disposition of more than 50% of the assets of Parent.

                  6.2 Acquisition of Parent Securities. VHA agrees that during the Restricted Period, (i) at any time that VHA together with all of its affiliates beneficially owns 24% (on a Common Stock-equivalent basis) or more of the outstanding shares of Common Stock or other capital stock of Parent or of any option, warrant or right to acquire capital stock of Parent (such shares, options, warrants and other rights, collectively, "RIGHTS IN PARENT STOCK"), VHA will not, without the prior written consent of Parent, acquire legal or beneficial ownership of any additional Rights in Parent Stock, except pursuant to the Warrant, and (ii) at any time that VHA, together with all of its affiliates beneficially owns less than 24% of the outstanding Rights in Parent Stock, VHA may acquire such number of Rights in Parent Stock so that after the acquisition of such Rights in Parent Stock the aggregate number of Rights in Parent Stock, on a Common Stock-equivalent basis, legally or beneficially owned by VHA and all affiliates of VHA, assuming issuance of all shares of Parent Common Stock issuable pursuant to such Rights in Parent Stock, equals not more than 24% of the outstanding Common Stock of Parent.

                  6.3 Transfer of Parent Securities. VHA agrees that it will not, directly or indirectly, in a single transaction or series of related transactions, without the prior written consent of Parent, sell, transfer or otherwise dispose of legal or beneficial ownership of Rights in Parent Stock to any person if such person together with its affiliates would, to the knowledge of VHA, after reasonable inquiry, beneficially own 15% or more of the then outstanding Rights in Parent Stock, unless prior to such sale, transfer or disposal, such transferee agrees in writing to be bound by VHA's agreements set forth in Section 6.1, 6.2 (with "19.9%" in Section 6.1 and "24%" in Section 6.2 each read as "15%") and this Section 6.3.

                  6.4 Parent Board of Directors. The Board of Directors of Parent will take all actions reasonably necessary such that as soon as practicable following the Closing, the size of Parent's Board of Directors shall be seven members, and two persons shall be appointed by VHA to Parent's Board of Directors to fill vacancies in Class I. Under the Parent's Charter Documents, the terms of Class I Directors expire in 2000, the terms of Class II Directors expire in 2001 and the terms of Class III Directors expire in 2002. The Class I Directors appointed pursuant to this Section shall be appointed following Parent's annual meeting in 2000 to terms expiring in 2003. For so long as VHA beneficially owns 10% or more of the outstanding Common Stock of Parent on a fully converted basis (taking into account for VHA, all shares of Common Stock issuable upon the exercise of the Warrant), Parent will take all actions reasonably necessary to have one person appointed by VHA be a member of Parent's Board of Directors. For so long as VHA beneficially owns 20% or more of the Common Stock of Parent on a fully converted basis (taking into account for VHA, all shares of Common Stock issuable upon the exercise of the Warrant), Parent will take all actions reasonably necessary to have two persons appointed by VHA be members of Parent's Board of Directors. If Parent's Board of Directors establishes an executive committee or another committee of less than all directors having general authority similar to that customarily delegated to an executive committee, one member of such committee shall be a director nominated by VHA.

                  6.5 Reasonable Efforts.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Articles VII and VIII to be satisfied,
(ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its affiliates or imposing or seeking to impose any limitation on the ability of Parent or any of its subsidiaries or affiliates to conduct their business or own such assets.

                  (b) Each of VHA and Parent will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the consummation of transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement or the Outsourcing Agreement, (iii) any litigation relating to, involving or otherwise affecting VHA, Novation, HPPI, Parent or their respective subsidiaries that relates to the consummation of the transactions contemplated by this Agreement or the Outsourcing Agreement. VHA shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of VHA to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Article VIII would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt notice to VHA of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in
Article VII would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                  6.6 Registration Rights. Parent shall use its reasonable best efforts to cause the requisite holders of registration rights under the Second Amended and Restated Registration Rights Agreement among Parent and certain of its investors dated October 14, 1999 (the "EXISTING REGISTRATION RIGHTS AGREEMENT") to amend and substitute for such agreement the Amended and Restated Registration Rights Agreement in substantially the form attached hereto as Exhibit B (the "NEW REGISTRATION RIGHTS AGREEMENT") effective as of the Closing. If as of the Closing, the requisite holders of registration rights under the Existing Registration Rights Agreement shall not have agreed to amend and substitute for such agreement the New Registration Rights Agreement, then Parent and VHA shall enter into, and Parent shall use its reasonable best efforts to cause the holders of registration rights under the Existing Registration Rights Agreement to enter into, effective as of the Closing, a registration rights agreement (the "ALTERNATIVE REGISTRATION RIGHTS AGREEMENT") modeled upon the New Registration Rights Agreement and only differing from the New Registration Rights Agreement to the extent necessary so that the Alternative Registration Rights Agreement does not conflict with or violate the Existing Registration Rights Agreement.

                  6.7 Public Disclosure. Parent and VHA will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the press release announcing the signing of this Agreement.

                                ARTICLE VII
                 CONDITIONS TO VHA'S OBLIGATIONS AT CLOSING

         The obligations of VHA under Sections 1 and 2 of this Agreement are subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions:

                  7.1 Representations and Warranties. The representations and warranties of Parent contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct at and as of the Closing as if made at and as of the Closing (other than representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date), except where the failure of such representations or warranties to be true or correct would not have, individually or in the aggregate, a Material Adverse Effect on Parent. It is understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded. VHA shall have received a certificate with respect to the foregoing signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent.

                  7.2 Performance. Parent shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

                  7.3 Securities Exemptions. The offer and sale of the Shares and the Warrant to VHA pursuant to this Agreement shall be exempt from the registration requirements of the 1933 Act, the qualification requirements of the California Corporate Securities Law of 1968, as amended ("CALIFORNIA LAW") and the registration and/or qualification requirements of all other applicable state securities laws.

                  7.4 Consents. (i) All required approvals or consents of any Governmental Entity or other person in connection with the consummation of the transactions contemplated hereby shall have been obtained (and all relevant statutory, regulatory or other governmental waiting periods, shall have expired) unless the failure to receive any such approval or consent would not be reasonably likely, directly or indirectly, to result in a Material Adverse Effect on Parent and its subsidiaries, taken as a whole, and (ii) all such approvals and consents which have been obtained shall be on terms that are not reasonably likely, directly or indirectly, to result in a Material Adverse Effect on Parent and its subsidiaries, taken as a whole.

                  7.5 Nasdaq Listing. The Shares and the Warrant Stock shall have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance.

                  7.6 Outsourcing Agreement. (i) Parent shall have executed and delivered the Outsourcing Agreement, (ii) the Outsourcing Agreement shall be fully effective in accordance with its terms, and (iii) Parent shall be in compliance in all material respects with the terms of the Outsourcing Agreement, and VHA shall have received a certificate with respect to the foregoing clauses (i), (ii) and (iii) executed by the Chief Executive Officer or the Chief Financial Officer of Parent.

                  7.7 Parent Stockholder Approval. The issuance of the Shares, the Warrant and the Warrant Stock shall have been approved by the requisite vote of the stockholders of Parent under applicable law and the Parent Charter Documents.

                                ARTICLE VIII
               CONDITIONS TO PARENT'S OBLIGATIONS AT CLOSING

         The obligations of Parent under this Agreement are subject to the fulfillment or waiver on or before the Closing of each of the following conditions:

                  8.1 Representations and Warranties. The representations and warranties of VHA contained in Section 4 shall be true and correct in all material respects on the date of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

                  8.2 Performance. VHA shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

                  8.3 Parent Stockholder Approval. The issuance of the Shares, the Warrant and the Warrant Stock shall have been approved by the requisite vote of the stockholders of Parent under applicable law and the Parent Charter Documents.

                  8.4 Outsourcing Agreement. (i) Each party to the Outsourcing Agreement (other than Parent) shall have executed and delivered the Outsourcing Agreement, (ii) the Outsourcing Agreement shall be fully effective in accordance with its terms, and (iii) each of the parties thereto (other than Parent) shall be in compliance in all material respects with the terms of the Outsourcing Agreement, and Parent shall have received a certificate with respect to the foregoing clauses (i), (ii) and (iii) executed by the Chief Executive Officers or Chief Financial Officers of each of Novation, VHA, UHC and HPPI.

                  8.5 Securities Exemptions. The issuance of the Shares and the Warrant to VHA pursuant to this Agreement shall be exempt from the registration requirements of the 1933 Act, the qualifications requirements of California Law and the registration and/or qualification requirements of all other applicable state securities laws.

                  8.6 Consents. (i) All required approvals or consents of any Governmental Entity or other person in connection with the consummation of the transactions contemplated hereby shall have been obtained (and all relevant statutory, regulatory or other governmental waiting periods, shall have expired) unless the failure to receive any such approval or consent would not be reasonably likely, directly or indirectly, to result in a Material Adverse Effect on Parent and its subsidiaries, taken as a whole, and (ii) all such approvals and consents which have been obtained shall be on terms that are not reasonably likely, directly or indirectly, to result in a Material Adverse Effect on Parent and its subsidiaries, taken as a whole.

                                 ARTICLE IX
                                TERMINATION

                  9.1 Termination. This Agreement may be terminated prior to the Closing, whether before or after the requisite approval of the issuance of the Shares, the Warrant and the Warrant Stock by Parent's stockholders:

                  (a) by mutual written consent duly authorized by the Boards of Directors of Parent and VHA;

                  (b) by either Parent or VHA if the Closing shall not have occurred by September 30, 2000 for any reason; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement or the Outsourcing Agreement;

                  (c) by either Parent or VHA if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing, which order, decree, ruling or other action is final and nonappealable;

                  (d) by either Parent or VHA, if the approval of the issuance of the Shares, the Warrant and the Warrant Stock by the stockholders of Parent shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Parent stockholders duly convened therefor or at any adjournment thereof;

                  (e) by either Parent or VHA, if the Outsourcing Agreement is validly terminated according to its terms by a party thereto; or

                  (f) by VHA, at any time prior to the Parent Stockholders' Meeting, if a Triggering Event (as defined below) shall have occurred; provided, however, that VHA shall not have the right to terminate this Agreement under this Section 7.1(f) in response to the occurrence of the Triggering Event set forth in clause (iii) of the definition thereof if at the time the event set forth in such clause (iii) occurs VHA is in material breach of this Agreement, or VHA, Novation or HPPI is in material breach of the Outsourcing Agreement, which breach has not been cured as of such time.

                  For the purposes of this Agreement, a "TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of Parent or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to VHA its recommendation in favor of the approval of the Parent Stockholder Approval; (ii) Parent shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of Parent in favor of the approval of the Parent Stockholder Approval; (iii) the Board of Directors of Parent fails to reaffirm its recommendation in favor of the approval of the Parent Stockholder Approval within 10 business days after VHA requests in writing that such recommendation be reaffirmed at any time following the public announcement of a Parent Acquisition Proposal; (iv) the Board of Directors of Parent or any committee thereof shall have approved or publicly recommended any Parent Acquisition Proposal; (v) Parent shall have entered into any letter of intent of similar document or any agreement, contract or commitment accepting any Parent Acquisition Proposal; or (vi) Parent shall have materially breached any of the provisions of Sections 5.2 or 5.4(a) or (b).

                  9.2 Notice of Termination; Effect of Termination. Any proper termination of this Agreement under Section 9.1 will be effective immediately upon the delivery of written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 9.2, Section 9.3 and
Article X, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve either party from liability for any willful breach of this Agreement.

                  9.3 Parent Payment. In the event that this Agreement is terminated by VHA pursuant to Section 9.1(f), Parent shall promptly, but in no event later than two days after the date of such termination, pay VHA a fee equal to $12 million in immediately available funds. In the event that
(A) following the date of this Agreement and prior to the Parent Stockholders' Meeting, a person has publicly announced a bona fide Parent Acquisition Proposal, (B) this Agreement is terminated by Parent or VHA pursuant to Section 9.1(d), and (C) within nine months following the termination of this Agreement pursuant to Section 9.1(d), either the Parent Acquisition contemplated by such Parent Acquisition Proposal is consummated, or Parent enters into an agreement providing for a Parent Acquisition and such Parent Acquisition is later consummated with the person (or another person controlling, controlled by or under common control with, such person) with whom such agreement was entered into (regardless of when such consummation occurs if Parent has entered into such an agreement within such nine-month period), Parent shall promptly, but in no event later than two days after the consummation of such Parent Acquisition, pay VHA a fee equal to $12 million in immediately available funds. Parent acknowledges that the agreements contained in this Section
9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, VHA would not enter into this Agreement. Accordingly, if Parent fails to pay in a timely manner the amounts due pursuant to this Section 9.3, and, in order to obtain such payment, VHA makes a claim that results in a judgment against Parent for the amounts set forth in this Section 9.3, Parent shall pay to VHA its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 9.3 at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made.

                                 ARTICLE X
                             GENERAL PROVISIONS

                  10.1 Survival of Warranties. The representations, warranties and covenants of VHA (except for any covenant that by its express terms survives the Closing, and for the representations, warranties and covenants set forth in Sections 4.3 through 4.10 inclusive, which shall survive the execution and delivery of this Agreement and the Closing) contained in or made pursuant to this Agreement shall terminate at the Closing. The representations, warranties and covenants of Parent (except for any covenant that by its express terms survives the Closing) contained in or made pursuant to this Agreement shall terminate at the Closing.

                  10.2 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

                  10.3 Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware, without reference to principles of conflict of laws or choice of laws.

                  10.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

                  10.5 Interpretation; Certain Defined Terms.

                  (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "WITHOUT LIMITATION." The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

                  (b) For purposes of this Agreement, "ENCUMBRANCES" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) (other than (i) liens for taxes not yet due and payable; (ii) liens reflected on the Parent Balance Sheet, if applicable; (iii) liens which are not material in character, amount or extent, and which do not materially detract from the value or materially interfere with the use of the property subject thereto or affected thereby; and (iv) contractor's liens).

                  (c) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations of such entity taken as a whole with its subsidiaries, except to the extent that any such change, event, violation, inaccuracy, circumstance or effect directly and primarily results from (i) changes in general economic conditions or changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a substantially disproportionate manner) or (ii) changes in the trading prices for such entity's capital stock.

                  (d) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

                  10.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):


IF TO VHA:                                  WITH A COPY TO:

VHA Inc.                                    Skadden, Arps, Slate, Meagher & Flom, LLP
220 East Las Colinas Boulevard              Four Times Square
Irving, Texas 75039-5500                    New York, New York 10036
Facsimile: 972-830-0391                     Facsimile: 212-735-2000
Attn:  Chief Financial Officer              Attn: Nancy A. Lieberman

IF TO PARENT:                               WITH A COPY TO:

Neoforma.com, Inc.                          Fenwick & West LLP
3255-7 Scott Boulevard                      Two Palo Alto Square, Palo Alto, California 94306
Santa Clara, California 95054               Facsimile: 650-494-1417
Facsimile: 408-549-6211                     Attn:  Gordon K. Davidson
Attn:  Chief Financial Officer                     Douglas N. Cogen

                  10.7 Expenses; Finder's Fees. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Closing occurs. VHA agrees to indemnify and to hold harmless Parent from any liability for any commission or compensation in the nature of a finder's or broker's fee (and any asserted liability) for which VHA or any of its officers, partners, members, employees, or representatives is responsible. Parent agrees to indemnify and hold harmless VHA from any liability for any commission or compensation in the nature of a finder's or broker's fee (and any asserted liability) for which Parent or any of its officers, employees or representatives is responsible.

                  10.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

                  10.9 Entire Agreement. This Agreement, together with all exhibits and schedules hereto, and the Outsourcing Agreement constitute the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

                  10.10 Further Assurances. From and after the date of this Agreement, upon the request of VHA or Parent, Parent and VHA shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

                  10.11 Amendment; Extension; Waiver. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of Parent and VHA. At any time prior to the Closing any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                  10.12 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy; provided, that payment by Parent of the amount provided for under Section 9.3 shall constitute full and liquidated damages for any alleged breach of this Agreement by Parent in connection with such termination. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  10.13 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                  10.14 Parent Disclosure Letter. Disclosure made with regard to a representation or warranty of Parent in the Parent Disclosure Letter shall also be deemed to qualify other representations and warranties of the party making such disclosure if it is readily apparent from the language contained in such disclosure that such disclosure is applicable to such other representation or warranty.

                  10.15 Waiver Of Jury Trial. EACH OF PARENT AND VHA HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS PARENT OR VHA IN THE
NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                 * * * * *


                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                         NEOFORMA.COM, INC.


                                         By:___________________________
                                         Name:
                                         Title:


                                         VHA INC.


                                         By:__________________________
                                         Name:
                                         Title:





 [SIGNATURE PAGE TO AMENDED AND RESTATED COMMON STOCK AND WARRANT AGREEMENT]





                            SCHEDULE OF EXHIBITS


         Exhibit A:       Form of Warrant (see Exhibit 4.1 to Schedule 13D)

         Exhibit B:       Form of New Registration Rights Agreement (see
                          Exhibit 4.2 to Schedule 13D)